UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 17, 2010

GLOBAL AXCESS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-17874	88-0199674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Belfort Parkway, Suite 165, Jacksonville, Florida		32256
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(904) 280-3950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

    On December 17, 2010, Global Axcess Corp., a Nevada corporation (the “Company”) and Fifth Third Bank (“Fifth Third”) entered into a First Amendment (the “Amendment”) to that certain Loan and Security Agreement dated as of June 18, 2010 (the “Loan Agreement”) among the Company, certain subsidiaries of the Company and Fifth Third.  Pursuant to the Amendment, Global and Fifth Third modified the draw loan aspect of the Loan Agreement to permit for additional financing in the amount of $1,650,000 under the terms of the draw loan for the purposes of purchasing certain assets and customer contracts connected with recent acquisition agreements.  The Amendment increased the maximum aggregate credit availability pursuant to the Loan Agreement from $17.0 million to $18.65 million.  As security for the loan to be extended under the Amendment, in addition to that which was granted under the Loan Agreement, the Company granted security interests in the assets to be acquired pursuant to the recent acquisition agreements.

    The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text thereof which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by this reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

           The disclosure contained in Item 1.01 above is hereby incorporated by reference in response to this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

10.1	First Amendment to Loan and Security Agreement, dated as of December 17, 2010, by and among Global Axcess Corp. (and subsidiaries) and Fifth Third Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL AXCESS CORP

Dated: December 23, 2010	By:	/s/ George McQuain
Name: George McQuain
Title: Chief Executive Officer